Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements pertaining to the IMCO Recycling Inc. Amended and Restated Stock Option Plan (Form S-8 No. 33-34745), the IMCO Recycling Inc. 1992 Stock Option Plan (Form S-8 Nos. 33-76780, 333-00075, and 333-71339), the IMCO Recycling Inc. Annual Incentive Program (Form S-8 Nos. 333-07091 and 333-71335), the IMCO Recycling Inc. Stock Purchase Plan (Form S-8 No. 333-81949), and the IMCO Recycling Inc. 2000 Restricted Stock Plan (Form S-8 No. 333-55962) of our report dated March 5, 2004 (except for “Revisions and Reclassifications” in Note A, as to which the date is October 20, 2004) with respect to the consolidated financial statements of IMCO Recycling Inc., as amended, included in the Annual Report (Form 10-K/A) for the year ended December 31, 2003.

/s/ Ernst & Young LLP

October 20, 2004

Dallas, Texas